Exhibit (a)(1)(C)

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,

TRUST COMPANIES AND OTHER NOMINEES

Offer to Purchase for Cash

by

CONVERGEONE HOLDINGS, INC.

of

Up to 8,936,250 of its Warrants to Purchase Common Stock

at a Purchase Price of $0.95 Per Warrant

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MARCH 23, 2018, OR SUCH LATER TIME AND DATE TO WHICH THE OFFER IS EXTENDED.

February 26, 2018

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

ConvergeOne Holdings, Inc. (the “Company”, “we”, “us” or “our”) is offering to purchase up to 8,936,250 of its outstanding warrants (the “Warrants”), at a purchase price of $0.95 per Warrant, in cash, without interest (the “Purchase Price”), for an aggregate purchase price of up to $8,489,438 (each of the Warrants representing the right to purchase one share of common stock, par value $0.0001 (the “Common Stock”), at an exercise price of $11.50 per share) upon the terms and subject to certain conditions described in the Offer to Purchase (“Offer to Purchase”) and in the related Letter of Transmittal (“Letter of Transmittal”, which together, as they may be amended or supplemented from time to time, constitute the “Offer”). All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase. Please furnish copies of the enclosed materials to your clients for whom you hold Warrants registered in your name or in the name of your nominee.

Enclosed with this letter are copies of the following documents:

1.	Offer to Purchase dated February 26, 2018;

2.	Letter of Transmittal (including substitute Form W-9), for your use in accepting the Offer and tendering Warrants of your clients;

3.	Letter to Clients, for you to send to your clients for whose account you hold Warrants registered in your name or in the name of a nominee, with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer; and

4.	Return envelope addressed to Continental Stock Transfer & Trust Company, as the Depositary.

Warrant holders must make their own decision as to whether to tender their Warrants and, if so, how many Warrants to tender. Your clients should read carefully the information set forth or incorporated by reference in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer.

Warrant holders who choose not to tender will not receive cash for their Warrants.

The Offer is only available for outstanding Warrants. The Company also has outstanding share of Common Stock that are not within the scope of the Offer. On the terms and subject to the conditions of the Offer, Purchasers will only pay for Warrants validly tendered and not properly withdrawn before the Expiration Date.

Certain conditions of the Offer are described in “The Offer—Section 6. Conditions of the Offer” of the Offer to Purchase. All tenders must be in proper form as described in “The Offer—Section 3. Procedures for Tendering Warrants” of the Offer to Purchase to be valid.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, at the end of the day on March 23, 2018, or such later time and date to which the Offer is extended.

Under no circumstances will interest be paid on the Purchase Price of the Warrants regardless of any extension of, or amendment to, the Offer or any delay in paying for such Warrants.

The Company will not pay any fees or commissions to any broker, dealer or other person (other than to the Dealer Manager and the Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Warrants pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.

As withholding agent for your clients, you are instructed to backup withhold on the gross proceeds of the Offer paid to your clients that do not submit the Form W-9, Form W-8BEN, W-8IMY or Form W-8ECI, as applicable, in accordance with appropriate accepted procedures. This withholding obligation is disclosed in the Offer to Purchase.

Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth below. Requests for additional copies of the enclosed material may be directed to the Information Agent at the telephone number and address listed below.

Very truly yours,

ConvergeOne Holdings, Inc.

Nothing contained in this letter or in the enclosed documents shall render you or any other person an agent of the Company, the Information Agent or the Depositary or any affiliate of any of them, or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.

The Dealer Manager for the Offer is:

Cowen and Company, LLC

599 Lexington Avenue

New York, NY 10022

(877) 269-3652 (U.S. Toll Free)

The Information Agent for the Offer is:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400

Email: CVONW@morrowsodali.com

2